Exhibit 4.11

Loan Agreement

THIS LOAN AGREEMENT (this “Agreement”) is entered into as of April 22, 2019 by and among the following Parties:

1.	Yi Wang, a citizen of the People’s Republic of China, ID card number: ;

2.	Zheren Hu, a citizen of the People’s Republic of China, ID card number: ;

3.	Hui Lin, a citizen of the People’s Republic of China, ID card number: ;

(Yi Wang, Zheren Hu and Hui Lin are hereinafter referred to individually as a “Borrower” and collectively as the “Borrowers”.)

4.	Yuguan Information Technology (Shanghai) Co., Ltd., a limited liability company incorporated under the PRC laws with an unified social credit code of (the “Lender”)

(In this Agreement, the above parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS:

1.

Wang Yi, Hu Zheren and Lin Hui will obtain the Loan of RMB1.0 million in total from the Lender pursuant to the terms and conditions of this Agreement in order to contribute to Shanghai Mengfan Education and Training Co., Ltd. (hereinafter, the “Domestic Company”), a limited liability company mainly engaged in education and training (foreign language training) business in Shanghai, PRC, as its registered capital;

2.	In order to define the respective rights and obligations of the Borrowers and the Lender in relation to the loan arrangement, the Parties hereby agree below:

Article 1 Definitions

1.1	In this Agreement:

“Effective Date” means the commencement date of the Loan Term hereunder, i.e. January 3, 2019.

“Loan” means the loan of an aggregate principal of RMB1.0 million provided by the Lender to the Borrowers in lump sum or batches under Article 2.1 hereof, of which RMB600,000 will be provided to Yi Wang, RMB250,000 will be provided to Zheren Hu and RMB150,000 will be provided to Hui Lin is.

“Loan Term” has the meaning ascribed to such term in Article 4.1 hereof.

“Sums” shall mean the outstanding sums for the Borrowers under the Loan hereunder.

“Repayment Notice” has the meaning ascribed to such term in Article 4.2 hereof.

“PRC” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, Macao and Taiwan.

1.2	In this Agreement, any reference to one of the following terms shall have the meaning below:

Any reference to an Article is to an article of this Agreement, unless otherwise provided.

Any reference to Taxes and Fees shall include any tax, costs, duties or other similar expenses (including, but not limited to, any penalty or interest arising in connection with the failure or delay in paying such Taxes and Fees).

Any reference to each of the Borrowers and the Lender shall include their respective successors and assignees.

1.3

Except as otherwise stated herein, any reference to this Agreement or any other agreement or document, as the case may be, shall include any amendment, modification, replacement or supplement hereto or thereto that has already been made or to be made from time to time, as applicable.

Article 2 Loan

2.1	Subject to the terms and conditions of this Agreement, the Lender agrees to provide the Borrowers with a loan of an aggregate principal amount of RMB1.0 million, of which:

RMB600,000 will be provided by the Lender to Yi Wang;

RMB250,000 will be provided by the Lender to Zheren Hu;

RMB150,000 will be provided by the Lender to Hui Lin.

The Borrowers shall only use the Loan provided hereunder to invest in the Domestic Company. The registered capital of the Domestic Company is RMB1.0 million, including RMB600,000 to be contributed by Yi Wang, RMB250,000 to be contributed by Zheren Hu, and RMB150,000) to be contributed by Hui Lin. Without the Lender’s prior written consent, the Borrowers shall not use any Loan for any purpose other than as set forth herein.

2.2

Each Borrower hereby acknowledges that the Loan hereunder may be provided by the Lender and/or a third party designated by the Lender. The Borrowers confirm that the Lender or a third party designated by the Lender has provided the Borrowers with the full amount of the Loan.

2.3	The Parties acknowledge that the Borrowers will perform the obligation of repayment and other obligations herein to the Lender.

Article 3 Interest

3.1	The Lender confirms that there will not be interest accrued on the Loan, as long as the Borrowers do not breach this Agreement.

Article 4 Repayment

4.1

The term of the Loan hereunder shall expire at the earlier of (i)the thirtieth anniversary of the Effective Date or (ii) the expiration of the operating term of the Domestic Company (“Loan Term”). Unless an extension is agreed upon by the Parties, the Borrowers shall repay all the Sums on the expiration date of the Loan Term, in which case, subject to the applicable laws and regulations, the Lender shall have the right to purchase or designate a third party to purchase all the equity interests then held by the Borrowers in the Domestic Company for consideration of the same amount as the Sums.

4.2

At any time within the Loan Term, the Lender may at its absolute discretion declare the Loan immediately due and payable by delivering a repayment notice (“Repayment Notice”) to the Borrowers thirty (30) days in advance, requesting either one or all parties to repay all or part of the Sums in the manner as specified herein.

If the Lender requests any of the Borrowers to repay the Loan pursuant to the foregoing paragraph, subject to the applicable laws and regulations, the Lender shall purchase or designate a third party to purchase part of the equity interests held by such Borrower in the Domestic Company for consideration of the same amount as requested Sum for repayment. The equity interest of the Domestic Company to be purchased as of the completion date of the acquisition shall be proportionate to such requested Sums for repayment of the total Loan provided to such Borrower hereunder.

For the avoidance of doubt, the third party mentioned in Articles 4.1 and 4.2 hereof refers to (a) the direct or indirect shareholder of the Lender and such shareholder’s direct or indirect subsidiary; or (b) the directors of the Lender, the direct or indirect shareholder of the Lender and its direct or indirect subsidiary, who are Chinese citizens; or (c) any other Chinese citizen determined by the appropriate resolution of the board of directors of the Lender.

4.3	The Parties agree and acknowledge that each Borrower shall repay the Sums by cash or other forms determined by the appropriate resolution of the board of directors of the Lender.

4.4

When each of the Borrowers makes the repayment pursuant to the foregoing provisions of Article 4, the Parties shall complete the specified equity transfer and guarantee that at the time of repayment, the Lender or a third party designated by the Lender has legitimate and complete legal title to the equity interests in the Domestic Company in accordance with the foregoing provisions and such equity interests are free and clear of any pledge or any other form of encumbrance. Upon the transfer of the equity interests in the Domestic Company pursuant to the foregoing provisions, the Borrowers shall provide all reasonable assistances and waive any preemptive right.

4.5

The Borrowers shall cease to bear the obligation of repayment hereunder, provided they have transferred to the Lender or a third party designated by the Lender all of the equity interests in the Domestic Company held by them respectively pursuant to the foregoing provisions of Article 4 and all the Sums are cleared off.

Article 5 Taxes and Fees

5.1	All the taxes and fees incurred in connection with the Loan shall be borne by the Lender.

Article 6 Confidentiality

6.1

Regardless of whether this Agreement is terminated or not, each Borrower shall keep confidential all the business secrets, proprietary information, customer information and other information of a confidential nature about the Lender known or received by it during the execution and performance of this Agreement (collectively, the “Confidential Information”). Each Borrower shall use such Confidential Information solely for the purpose of performing its obligations hereunder. Without the Lender’s written consent, none of the Borrowers shall disclose any Confidential Information to any third party, otherwise such Borrower shall be liable for the defaulting liability and compensate the losses suffered by the Lender as a result thereof.

6.2	The following information shall not be deemed as Confidential Information:

(a)	any information already known by the receiving Party by legal means prior to the receipt of Confidential Information, as evidence by written record;

(b)	any information in the public domain not attributable to the fault or negligence of the receiving Party; or

(c)	any information rightfully received by the receiving Party by other means after the receipt of the Confidential Information.

6.3

Upon termination hereof, at the Lender’s request, the Borrowers shall return to the Lender, destroy or otherwise dispose of all the documents, materials or software containing the Confidential Information and cease to use such Confidential Information.

6.4	Notwithstanding any other provision herein, the validity of this Article 6 shall survive the suspension or termination of this Agreement.

Article 7 Undertakings and Warranties

7.1

Each of the Borrowers hereby irrevocably undertake and warrant that without the Lender’s prior written consent, it will not in any way make or authorize others (including, but not limited to, the director of the Domestic Company nominated by it) to make any resolution, instruction, consent or order or cause the Domestic Company to engage in any transaction that will or may materially affect the assets, rights, obligations or businesses of the Domestic Company (including its affiliates and/or subsidiaries) (hereinafter, the “Prohibited Transaction”), including, but not limited to:

(1)

borrow any loan from a third party or assume any liabilities (other than a single loan in an amount of less than RMB100,000 in the ordinary course of business or a series of loans in an aggregate amount of less than RMB100,000 in any six consecutive months);

(2)	provide any guarantee to a third party for the his or her own liabilities or provide any guarantee for a third party;

(3)	transfer any business, material assets or actual or potential business opportunity to a third party;

(4)	transfer or license to a third party any domain name, trademark or other intellectual property right lawfully owned by the Domestic Company;

(5)	transfer to a third party all or part of his or her equity interests held in the Domestic Company;

(6)	any other material transaction;

Or the entry of any agreement, contract, memorandum or other transaction document with respect to any Prohibited Transaction (hereinafter, the “Prohibited Document”), nor will in any way allow any Prohibited Transaction to be engaged or any Prohibited Document to be executed.

7.2

Each of the Borrowers will cause the directors and management personnel of the Domestic Company to fully comply with the provisions of this Agreement and not to, in any way, to do any act or omission breaching any of the foregoing undertakings when they perform their duties as the directors or management personnel of the Domestic Company.

Article 8 Notices

8.1	Any notice, request, demand and other communications required to be made or given under or pursuant to this Agreement shall be made and delivered to the relevant Party in writing.

8.2

The above notices or other communications shall be deemed duly served: if sent by fax or telex, immediately upon transmission; if delivered in person, at the time of delivery; if posted by mail, five (5) days after posting.

Article 9 Defaulting Liability

9.1

Each of the Borrowers undertakes to indemnify and hold harmless the Lender from and against any action, charges, claim, costs, damages, demand, expenses, liabilities, losses and proceedings suffered or incurred by the Lender as a result of its breach of any obligation hereunder.

9.2	Notwithstanding any other provision herein, the validity of this Article shall survive the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1	This Agreement is written in Chinese and executed in four (4) originals, with one (1) original to be retained by each Party hereto.

10.2

This Agreement shall be formed upon due execution by the Parties and its validity shall be retroactive to the Effective Date. The formation, effectiveness and interpretation of, and resolution of disputes, in connection with this Agreement shall be governed by PRC laws.

10.3	Dispute Resolution

10.3.1

Any dispute arising out of or from and in connection with this Agreement shall be settled through consultations between the Parties, and if the Parties cannot reach the consensus within thirty (30) days of its occurrence, any Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall be conducted in Shanghai and in accordance with CIETAC’s arbitration rules then in effect. The language to be used in arbitration proceedings shall be Chinese and the arbitration award shall be final and binding on the Parties.

10.3.2	During the period of dispute resolution, the Parties shall continue to perform all other terms of this Agreement except for the matters in dispute.

10.4

Any right, power or remedy conferred on any Party by any provision of this Agreement shall not be exclusive of any other right, power or remedy available to it at law and under the other provisions of this Agreement, and the exercise by such Party of any of its rights, powers and remedies shall not preclude the exercise of any other rights, powers and remedies it may have.

10.5

No failure or delay by a Party in exercising any of its rights, powers and remedies available to it hereunder or at law (hereinafter, the “Party’s Rights”) shall operate as a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights shall preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

10.6	The headings contained herein shall be for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

10.7

Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

10.8

This Agreement, once executed, shall supersede any prior other legal documents signed by and among the Parties with respect to the same subject matter. Any amendment or supplement hereto shall be made in writing and shall become effective only upon due execution by the Parties hereto, unless the Lender assigns its rights hereunder pursuant to Article 10.9.

10.9

Without the Lender’s prior written consent, each Borrower shall not transfer any of its rights and/or obligations hereunder to any third party. The Lender is entitled to transfer any of its rights hereunder to any third party designated by it upon notice thereof to the other Parties.

10.10

This Agreement shall be binding on the legal assignees, inheritors or successors of the Parties. Each Borrower guarantees to the Lender that it has made and will continue to make all proper arrangements and sign all necessary documents to ensure that in the event of its death, incapacity, bankruptcy, divorce or other circumstances that may affect its exercise of equity, its successor, heir, guardian, creditor, spouse and other persons who may acquire equity or related rights of Domestic Company as a result thereof shall not affect or hinder the performance of this Agreement.

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[SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date and in the place first above written.

Yi Wang

By:	/s/ Yi Wang

Zheren Hu

By:	/s/ Zheren Hu

Hui Lin

By:	/s/ Hui Lin

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date and in the place first above written.

Yuguan Information Technology (Shanghai) Co., Ltd.
(Seal)

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Authorized Signatory